EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners of Penn Virginia GP Holdings, L.P.:

We consent to the use of our report dated March 6, 2007, with respect to the consolidated balance sheets of Penn Virginia GP Holdings, L.P. as of December 31, 2006 and 2005, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference. Our report on the consolidated financial statements refers to a change in 2006 in accounting for share-based payments.

/s/ KPMG LLP

Houston, Texas

May 22, 2007